Exhibit 99.1

National Dentex Corporation Announces Fourth Quarter and Full Year 2004 Results

    WAYLAND, Mass.--(BUSINESS WIRE)--Feb. 25, 2005--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the fourth quarter and year ended December 31, 2004. Sales for the quarter totaled $27,599,000 compared with $25,768,000 a year earlier. Net income for the quarter was $708,000 or $.13 per share on a diluted basis compared to $1,498,000 or $.28 per share on a diluted basis in 2003.
    For the full year ended December 31, 2004, sales were $111,753,000 compared to $99,274,000 for the same period in 2004. Net income was $5,450,000 or $1.00 per share on a diluted basis compared to $5,757,000 or $1.10 per share on a diluted basis for the comparable period of 2003.
    Commenting on the past year, David Brown, President and CEO, stated: "Fiscal year 2004 was a unique and challenging one for National Dentex. Operationally we made significant progress, increasing our gross profit by over $5,000,000. This improvement came as we continued to focus our internal efforts on the training of our technicians and sharing best production practices across our system. We continued to invest in our Reliance(TM) brand as a way to differentiate our products and services, making them more relevant and valuable to our customers. In our fragmented and intensely competitive industry our success at differentiating ourselves in a professional manner will allow us to become a truly valued participant in the dentist - laboratory relationship.
    "The year also saw the Company under tremendous cost pressure regarding the internal control compliance requirements of Section 404 of the Sarbanes - Oxley Act. This process, due to our structure of 40 locations across the country, proved to be extremely expensive. The impact on the year's earnings was approximately $.13 per diluted share, with most of that landing in the fourth quarter. We believe that approximately 60% to 70% of these start up costs will not be required in future years as we maintain the ongoing program. Despite this overwhelming cost, it is a tribute to our Company as a whole, and to our dedicated employees in particular, to have completed the process so efficiently, successfully and without any material weaknesses.
    Mr. Brown continued: "Throughout the year we also continued to generate positive leads in our acquisition program. We will continue to pursue these and other leads and actively attempt to acquire laboratories which enhance our reputation as the leading operator of high quality dental laboratories in the United States. Our two most recent acquisitions of D. H. Baker Dental Laboratory and Wornson - Polzin Dental Laboratory, in addition to adding over $7 million of annualized revenues, typify and augment National Dentex's reputation for quality driven and customer focused dental laboratories."
    National Dentex Corporation serves an active customer base of over 20,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, and marketplace competitiveness, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor, benefits and material costs, product development risks, technological innovations, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.



                      National Dentex Corporation
                           Earnings Results

                 (In Thousands, except per share data)


                               Quarter Ended      Twelve Months Ended
                                December 31,          December 31,
                            --------------------  --------------------
                                2003      2004        2003      2004
                            --------------------  --------------------

Net Sales                     $25,768   $27,599     $99,274  $111,753
Cost of Goods Sold             15,459    17,059      59,534    66,953
                            --------------------  --------------------
   Gross Profit                10,310    10,540      39,740    44,800

Operating Expenses              7,650     9,230      30,102    35,271
                            --------------------  --------------------
   Operating Income             2,660     1,310       9,638     9,529

Other Expense                      78       117         296       404
Interest (Income) Expense           -        14         (21)       42
                            --------------------  --------------------
   Income Before Tax            2,582     1,179       9,363     9,083

Income Taxes                    1,084       471       3,606     3,633
                            --------------------  --------------------
   Net Income                  $1,498      $708      $5,757    $5,450
                            ====================  ====================


Weighted Average
   Shares Outstanding:
      - Basic                   5,145     5,220       5,131     5,187
      - Diluted                 5,296     5,516       5,210     5,465

Net Income per Share:
      - Basic                   $0.29     $0.14       $1.12     $1.05
      - Diluted                 $0.28     $0.13       $1.10     $1.00


                      National Dentex Corporation
                      Selected Balance Sheet Data

                            (In thousands)


                                        December 31,    December 31,
                                            2003           2004
                                        ------------    ------------

Cash and Equivalents                        $1,835        $2,216
Accounts Receivable - net                   11,914        12,299
Current Assets                              21,930        23,527
Current Liabilities                          9,678         9,777

Working Capital                             12,252        13,750

Total Assets                                72,233        80,039

Long Term Obligations                        2,415         3,088
Stockholders' Equity                       $60,140       $67,174


    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422